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Exhibit 99.1

7-Eleven Obtains a Commitment for $400 Million Financing

        Dallas, Texas, January 7, 2003— 7-Eleven, Inc. (NYSE:SE), the world's largest convenience retailer, today announced that it has entered into a note purchase agreement with its affiliate, Seven-Eleven Japan Co., Ltd., pursuant to which 7-Eleven will have the ability to borrow up to $400 million from Seven-Eleven Japan in multiple tranches through December 30, 2003. The notes issued pursuant to the agreement will require repayment in eight equal semi-annual installments beginning in July 2006 and ending in January 2010. The interest rate on the notes will be a fixed rate set by a formula tied to U.S. Treasury and Japanese government bond rates and is expected, based on current rate levels, to approximate 4%. The notes will be subordinated to the indebtedness under the Company's bank credit agreement.

        7-Eleven intends to use the proceeds of this financing for general corporate purposes, and for the retirement of all of its outstanding 5% First Priority Senior Subordinated Debentures due December 15, 2003, 4 1/2% Second Priority Senior Subordinated Debentures due June 15, 2004, and 4% Second Priority Senior Subordinated Debentures due June 15, 2004. The retirement of these Debentures may be effected through repurchases in the open market or otherwise, redemptions pursuant to the terms of the relevant indenture, or repayments of the Debentures at maturity.

        "This financing provides 7-Eleven with the opportunity to continue to strengthen its balance sheet. Seven-Eleven Japan's low cost of funds enabled it to provide the Company with financing terms that are more favorable than the Company would have been able to obtain otherwise," says Ed Moneypenny, 7-Eleven's Senior Vice President, Finance, and Chief Financial Officer.

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities.

        About 7-Eleven Inc.    7-Eleven, Inc. is the premier name and largest chain in the convenience retailing industry and observed its 75th anniversary in 2002. Headquartered in Dallas, Texas, 7-Eleven, Inc. operates and franchises approximately 5,800 7-Eleven (R) stores in the United States and Canada and licenses close to 17,000 7-Eleven stores in 17 other countries or territories throughout the world. During 2001, 7-Eleven stores worldwide generated total sales of more than $31 billion. Find out more about 7-Eleven, Inc. on the World Wide Web at www.7-Eleven.com.

Contacts:	Investor Relations: Carole Davidson, CFA (214) 828-7021	Media: Margaret Chabris (214) 828-7345

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  Exhibit 99.1
7-Eleven Obtains a Commitment for $400 Million Financing